Exhibit (d)(93)

JANUS INVESTMENT FUND

FORM OF AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

JANUS HENDERSON SMALL-MID CAP VALUE FUND

THIS AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made this 1st day of August, 2019, between JANUS INVESTMENT FUND, a Massachusetts business trust (the “Trust”), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“JCM”).

W I T N E S S E T H:

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and has registered its shares for public offering under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Trust is authorized to create separate funds, each with its own separate investment portfolio of which the beneficial interests are represented by a separate series of shares; one of such funds created by the Trust being designated as the Janus Henderson Small-Mid Cap Value Fund (the “Fund”); and

WHEREAS, the Trust and JCM deem it mutually advantageous that JCM should be appointed as investment adviser to the Fund.

NOW, THEREFORE, the parties agree as follows:

1.         Appointment. The Trust hereby appoints JCM as investment adviser and manager with respect to the Fund for the period and on the terms set forth in this Agreement. JCM hereby accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.       Investment Advisory Services. JCM shall determine the securities or other assets to be purchased, sold or held and shall place orders for the purchase or sale of such securities or other assets with brokers, dealers or others. JCM shall furnish continuous advice and recommendations to the Fund, and have authority to act with respect thereto, as to the acquisition, holding, or disposition of any or all of the securities or other assets which the Fund may own or contemplate acquiring from time to time. JCM shall give due consideration to the investment policies and restrictions and the other statements concerning the Fund in the Amended and Restated Agreement and Declaration of Trust (“Trust Instrument”), Amended and Restated Bylaws (“Bylaws”), and registration statements under the 1940 Act and the 1933 Act, and to the provisions of the Internal Revenue Code, as amended from time to time, applicable to the Fund as a regulated investment company. In addition, JCM shall cause its officers to attend meetings and furnish oral or written reports, as the Trust may reasonably require, in order to keep the Trustees and appropriate officers of the Trust fully informed as to the condition of the investment portfolio of the Fund. Subject to the approval of the Trustees of the Trust and, if required, the shareholders of the Fund, JCM is authorized to engage one or more subadvisers in connection with JCM’s duties and responsibilities under this Agreement, which subadvisers may be, but are not required to be, affiliates of JCM.

3.       Other Services. JCM is hereby authorized (to the extent the Trust has not otherwise contracted) but not obligated (to the extent it so notifies the Trustees at least 60 days in advance), to perform (or arrange for the performance by other service providers, including affiliates of, independent third party service providers, or duly appointed subadvisers whether affiliated or not) the management and administration services necessary for the operation of the Fund. JCM is specifically authorized, on behalf of the Trust and the Fund, to conduct relations with custodians, depositories, transfer and pricing agents, administrators, fund accounting agents, subsidiaries of the Fund, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurance company separate accounts, insurers, banks and such other persons in any such other capacity deemed by JCM and/or the Trustees to be necessary or desirable. To the extent the Trust has not otherwise contracted on behalf of the Fund, JCM shall generally monitor and report to Fund officers the Fund’s compliance with investment policies and restrictions as set forth in the currently effective prospectus and statement of additional information relating to the shares of the Fund under the 1933 Act. JCM shall make reports to the Trustees of its performance of services hereunder upon request therefor and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable. JCM is also authorized, subject to review by the Trustees, to furnish such other services as JCM shall from time to time determine to be necessary or useful to perform the services contemplated by this Agreement, to the extent such services are not otherwise contracted by the Trust, on behalf of the Fund.

4.     Obligations of Trust. The Trust shall have the following obligations under this Agreement:

(a)	to keep JCM continuously and fully informed as to the composition of its investment portfolio and the nature of all of its assets and liabilities from time to time;

(b)

to furnish JCM with a certified copy of any financial statement or report prepared for it by certified or independent public accountants and with copies of any financial statements or reports made to its shareholders or to any governmental body or securities exchange;

(c)	to furnish JCM with any further materials or information which JCM may reasonably request to enable it to perform its function under this Agreement; and

(d)	to compensate JCM for its services and reimburse JCM for its expenses incurred hereunder in accordance with the provisions hereof.

5.     Compensation. The Trust shall pay to JCM for its services a monthly base fee of 1/12 of 0.70% of the average daily closing net asset value of the Fund (“Base Fee”), adjusted by a performance fee as set forth in Schedule A. For any period less than a month during which this Agreement is in effect, the Base Fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30, or 31 days, as the case may be.

6.     Expenses Borne by JCM. In addition to the expenses which JCM may incur in the performance of its investment advisory functions and other services under this Agreement, and the expenses which it may expressly undertake to incur and pay under other agreements with the Trust or otherwise, JCM shall incur and pay the following expenses relating to the Fund’s operations without reimbursement from the Fund:

(a)

Reasonable compensation, fees and related expenses of the Trust’s officers and its Trustees, except for such Trustees who are not “interested persons,” as defined in the 1940 Act, of JCM, and except as otherwise provided in Section 7;

(b)	Rental of offices of the Trust; and

(c)	Fees of any subadviser engaged by JCM pursuant to the authority granted in Section 2 hereof.

7.     Expenses Borne by the Trust. The Trust assumes and shall pay all expenses incidental to its organization, operations and business not specifically assumed or agreed to be paid by JCM pursuant to Sections 3 and 6 hereof, including, but not limited to, investment adviser fees; any compensation, fees, or reimbursements which the Trust pays to its Trustees who are not “interested persons,” as defined in the 1940 Act, of JCM; compensation and related expenses of the Chief Compliance Officer of the Trust and compliance staff, as authorized from time to time by the Trustees of the Trust; compensation (and any out-of-pocket expenses as may be agreed upon) of the Fund’s custodian, transfer agent, administrator, fund accounting agent, registrar and dividend disbursing agent; legal, accounting, audit and printing expenses; administrative, clerical, recordkeeping and bookkeeping expenses; brokerage commissions and all other expenses in connection with execution of portfolio transactions (including any appropriate commissions paid to JCM, its affiliates, or other Fund service providers, for effecting exchange listed, over-the-counter or other securities transactions); interest; all federal, state and local taxes (including stamp, excise, income and franchise taxes); costs of stock certificates and expenses of delivering such certificates to purchasers thereof; expenses of local representation in Massachusetts; expenses of shareholders’ meetings and of preparing, printing and distributing proxy statements, notices, and reports to shareholders; expenses of preparing and filing reports and tax returns with federal and state regulatory authorities; all expenses incurred in complying with all federal and state laws and the laws of any foreign country applicable to the issue, offer, or sale of shares of the Fund, including, but not limited to, all costs involved in the registration or qualification of shares of the Fund for sale in any jurisdiction, the costs of portfolio pricing services and compliance systems, and all costs involved in preparing, printing and mailing prospectuses and statements of additional information to Fund shareholders; and all fees, dues and other expenses incurred by the Trust in connection with the membership of the Trust in any trade association or other investment company organization.

8.       Termination. This Agreement may be terminated at any time, without penalty, by the Trustees of the Trust, or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities, provided in either case that sixty (60) days advance written notice of termination be given to JCM at its principal place of business. This Agreement may be terminated by JCM at any time, without penalty, by giving sixty (60) days advance written notice of termination to the Trust, addressed to its principal place of business. The Trust agrees that, consistent with the terms of the Trust Instrument, the Trust shall cease to use the name “Janus Henderson” in connection with the Fund as soon as reasonably practicable following any termination of this Agreement if JCM does not continue to provide investment advice to the Fund after such termination.

9.       Assignment. This Agreement shall terminate automatically in the event of any assignment of this Agreement.

10.     Term. This Agreement shall continue in effect until February 1, 2020, unless sooner terminated in accordance with its terms, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by (a) the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and (b) either the Trustees of the Trust or the affirmative vote of a majority of the outstanding voting securities of the Fund. The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than ninety (90) days prior to February 1 of each applicable year, notwithstanding the fact that more than three hundred sixty-five (365) days may have elapsed since the date on which such approval was last given.

11.     Amendments. This Agreement may be amended by the parties only if such amendment is specifically approved (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of any party to this Agreement and, (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act).

12.     Other Series. The Trustees shall determine the basis for making an appropriate allocation of the Trust’s expenses (other than those directly attributable to the Fund) between the Fund and the other series of the Trust.

13.     Limitation of Personal Liability. All the parties hereto acknowledge and agree that all liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Fund and that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing liabilities. The Trust Instrument describes in detail the respective responsibilities and limitations on liability of the Trustees, officers and holders of shares of beneficial interest of the Trust.

14.     Limitation of Liability of JCM. JCM shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Trust, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. As used in this Section 14, “JCM” shall include any affiliate of JCM performing services for the Trust contemplated hereunder and directors, officers and employees of JCM and such affiliates.

15.     Activities of JCM. The services of JCM to the Trust hereunder are not to be deemed to be exclusive, and JCM and its affiliates are free to render services to other parties. It is understood that trustees, officers and shareholders of the Trust are or may become interested in JCM as directors, officers and shareholders of JCM, that directors, officers, employees and shareholders of JCM are or may become similarly interested in the Trust, and that JCM may become interested in the Trust as a shareholder or otherwise.

16.     Certain Definitions. The terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested persons” when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or hereafter amended, and the rules and regulations thereunder, subject to such orders, exemptions and interpretations as may be issued by the Securities and Exchange Commission under said Act and as may be then in effect.

17.     Governing Law. This Agreement shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the 1940 Act, the latter shall control.

This Agreement shall supersede all prior investment advisory agreements entered into between JCM and the Trust, on behalf of the Fund.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Investment Advisory Agreement as of the date and year first above written.

JANUS CAPITAL MANAGEMENT LLC

By:	/s/ Brennan Hughes
Name: Brennan Hughes
Title: Senior Vice President, Chief Accounting Officer and Treasurer

JANUS INVESTMENT FUND

By:	/s/ Kathryn Santoro
Name: Kathryn Santoro
Title: Chief Legal Counsel and Secretary

Schedule A

Performance Adjustment

Beginning with the Base Fee payable for August 1, 2019 and on a monthly basis for 36 months thereafter, the Base Fee shall be adjusted monthly based upon the investment performance of the Class A Shares (waiving the upfront sales load) (the “Class”) in relation to the combined investment record of the Russell 3000® Value Index, and the Russell 2500TM Value Index as described in the next paragraph (together, the “Blended Index Record”). This monthly adjustment, referred to as the “Initial Performance Adjustment,” shall be determined over the “Performance Period,” which is defined as the 36 month period preceding the end of the month for which the fee is being calculated. The number of months remaining in the Performance Period applicable to the Initial Performance Adjustment is recalculated monthly by subtracting from 36 the number of months following the beginning of the Initial Performance Adjustment calculations.

The Russell 3000® Value Index (the “Prior Index”) is the benchmark through July 31, 2019; and the Russell 2500TM Value Index (the “Successor Index”) is the benchmark commencing August 1, 2019. Therefore, in calculating the Performance Adjustment for any Performance Period that commences prior to August 1, 2019, the Prior Index shall be used for that portion of the period preceding that date, and, for any Performance Period that ends after August 1, 2019, the Successor Index shall be used for that portion of the period subsequent to that date.

The Initial Performance Adjustment shall be calculated by subtracting the Blended Index Record from the investment performance of the Class. If there is less than a 0.50% difference (plus or minus) between the investment performance of the Class and the Blended Index Record, the Fund pays JCM the Base Fee with no Performance Adjustment. If the difference between the investment performance of the Class and the Blended Index Record is 0.50% or greater during any Performance Period, the Base Fee will be subject to an upward or downward performance adjustment of 1/12 of 0.015% for every full 0.50% increment by which the Class outperforms or underperforms the Blended Index Record. The maximum percentage used in calculating the Initial Performance Adjustment (positive or negative) in any month is 1/12 of 0.15%. The Initial Performance Adjustment is applied against the Fund’s average daily net assets during the Performance Period.

Subsequent to the Initial Performance Adjustment period and beginning with adjustments to the Base Fee, if any, payable for August, 2022 and on a monthly basis thereafter, the Base Fee shall be adjusted monthly based on the investment performance of the Class in relation to the cumulative investment record of the Successor Index. This monthly adjustment, referred to as the “Performance Adjustment,” is also determined over its applicable Performance Period. The Performance Adjustment shall be calculated by subtracting the cumulative investment performance of the Successor Index from the investment performance of the Class. If there is less than a 0.50% difference (plus or minus) between the investment performance of the Shares and the Successor Index, the Fund pays JCM the Base Fee with no adjustment. If the difference between the investment performance of the Shares and the Successor Index is 0.50% or greater during any Performance Period, the Base Fee will be subject to an upward or downward performance adjustment of 1/12 of 0.015 % for every full 0.50% increment by which the Class outperforms or underperforms the Successor Index. The maximum percentage used in calculating the Performance Adjustment (positive or negative) in any month is 1/12 of 0.15%. The Performance Adjustment is applied against the Fund’s average daily net assets during the Performance Period.

For purposes of computing the Base Fee and either the Initial Performance Adjustment or the Performance Adjustment, net assets are averaged over different periods (average daily net assets during the relevant month for the Base Fee versus average daily net assets during the Performance Period for either the Initial Performance Adjustment or the Performance Adjustment). The Base Fee is calculated and accrued daily. Both the Initial Performance Adjustment and the Performance Adjustment, as applicable, will be calculated monthly in arrears and is accrued daily, beginning no later than the second business day of the month, and thereafter, the amount is distributed evenly throughout the month. The investment advisory fee is paid monthly in arrears.

The average daily net asset value of the Fund, or any class thereof, shall be determined in the manner set forth in the Trust Instrument, Bylaws and registration statement, each as may be amended from time to time.

The investment performance of the Class will be the sum of:

(1) the change in the Class’ net asset value (“NAV”) per share during the Performance Period; plus

(2) the value of the Class’ cash distributions per share accumulated to the end of the Performance Period; plus

(3) the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of the Performance Period; expressed as a percentage of the Class’ NAV per share at the beginning of the Performance Period. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in shares of the Class at the NAV in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes.

For purposes of the Initial Performance Adjustment, the investment record of the Blended Index Record will be the sum of:

(1) the change in the level of the Blended Index Record during the Performance Period; plus

(2) the value, computed consistently with, as applicable, the Prior Index and/or the Successor Index, of cash distributions made by companies whose securities comprise either the Prior Index or the Successor, as applicable, accumulated to the end of the Performance Period; expressed as a percentage of either the Prior Index or the Successor Index, as applicable, at the beginning of the Performance Period. For this purpose, cash distributions on the securities which comprise the Prior Index and/or the Successor Index, as applicable, shall be treated as reinvested in the applicable index at least as frequently as the end of each calendar quarter following the payment of the dividend.

Subsequent to the Initial Performance Adjustment period and for purposes of the Performance Adjustment, the investment record of the Successor Index will be the sum of:

(1) the change in the level of the Successor Index during the Performance Period; plus

(2) the value, computed consistently with the Successor Index, of cash distributions made by companies whose securities comprise the Successor Index accumulated to the end of the Performance Period; expressed as a percentage of the Successor Index level at the beginning of the Performance Period. For this purpose, cash distributions on the securities which comprise the Successor Index shall be treated as reinvested in the Successor Index at least as frequently as the end of each calendar quarter following the payment of the dividend.

The Trustees have designated the Class to be used for purposes of determining the Performance Adjustment. From time to time, the Trustees may, by vote of the Trustees of the Trust voting in person, including a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such parties, determine that a class of shares of the Fund other than the Class is the most appropriate for use in calculating the Performance Adjustment. If a different class of shares (“Successor Class”) is substituted in calculating the Performance Adjustment, the use of that Successor Class of shares for purposes of calculating the Performance Adjustment may apply to the entire Performance Period so long as such Successor Class was outstanding at the beginning of such period. If the Successor Class of shares was not outstanding for all or a portion of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which such Successor Class was outstanding and any prior portion of the Performance Period shall be calculated using the class of shares previously designated.

The Trustees may, by vote of the Trustees of the Trust voting in person, including a majority of the Independent Trustees, designate an alternative appropriate index for purposes of calculating the Performance Adjustment, subject to the 1940 Act and related guidance from the Securities and Exchange Commission. Additionally, the Trustees may, by vote of a majority of the Trustees, including a majority of the Independent Trustees, implement changes to the performance fee structure where such changes do not result in a net increased compensation paid under this Agreement, subject to applicable law, and orders, exemptions and interpretations as may be issued by the Securities and Exchange Commission.